Exhibit 10.3

CONSENT

This Consent (“Consent”), dated as of August 7, 2017, is made by JGB (Cayman) Newton Ltd. (the “Holder”), in favor of Galena Biopharma, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Holder is the holder of that certain Amended and Restated 9% Original Issue Discount Senior Secured Debenture due November 10, 2018 (the “Debenture”);

WHEREAS, the Company, Sellas Intermediate Holdings I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings I”), Sellas Intermediate Holdings II, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings I (“Holdings II”), Galena Bermuda Merger Sub, Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Holdings II (“Merger Sub”), and SELLAS Life Sciences Group Ltd, a Bermuda exempted company (“Sellas”) intend to enter into that certain Agreement and Plan of Merger and Reorganization attached hereto as Exhibit A (the “Merger Agreement”) whereby, among other things, the Company, Holdings I, Holdings II, Merger Sub and Sellas intend to effect a merger of Merger Sub with, and into, Sellas, with Sellas as the surviving company (the “Merger”);

WHEREAS, Section 6 of the Debenture prohibits the Company from entering into the Merger Agreement and consummating the Merger without the prior consent of the Holder;

WHEREAS, in order to induce the Holder to give its consent to the Company’s entry into the Merger Agreement and consummation of the Merger, the Company and the Holder have agreed to make certain amendments to the Debenture set forth below;

WHEREAS, pursuant to Section 8(e) of the Debenture, the consent requested by the Company to permit the Merger and the Company’s entry into the Merger Agreement must be contained in a written agreement signed by the Company and the Holder;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Consent. As of the Effective Date (defined below), notwithstanding the provisions of Section 7(a)(iii) of the Debenture, the Holder hereby consents to the Company’s entry into the Merger Agreement and the Merger (collectively, the “Transaction”).

2.         Limitation of Consent. Without limiting the generality of Section 8(e) of the Debenture, the consent set forth above shall be limited precisely as written and relates solely to the provisions of Section 7(a)(iii) of the Debenture in the manner and to the extent described above and nothing in this Consent shall be deemed to:

(a) Constitute a waiver of compliance by the Company with respect to any other term, provision or condition of the Debenture or any other instrument or agreement executed by the Company in connection therewith; or

(b) Prejudice any right or remedy the Holder may have in the future under or in connection with the Debenture or any other instrument or agreement executed by the Company in connection therewith.

3.         Agreements regarding the Debenture.

(a) Without limiting the Holder’s rights under Section 2(e) of the Debenture, the Company agrees that it shall not prepay all or any portion of the Debenture pursuant to Section 2(f) of the Debenture prior to the first anniversary of the consummation of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any provision of the Debenture to the contrary, including any provision contained in Section 4(a) thereof, effective on the date hereof, (i) the Holder may, in its sole discretion, increase the dollar amount of the Monthly Allowance to an amount up to the outstanding principle balance of the Debenture at any time by written notice to the Company and (ii) the Holder may deliver an unlimited number of Holder Redemption Notices during any calendar month.

(c) To the extent commercially reasonable under the circumstances, if the Debenture is Stock On, the Holder shall limit the Holder Redemption Amounts for any given Trading Day to fifteen percent (15%) of the greater of (1) the daily dollar trading volume for the Common Stock on the Principal Market (or other applicable Trading Market) for such Trading Day and (2) the average daily dollar trading volume for the Common Stock on the Principal Market (or other applicable Trading Market) for the five (5) consecutive Trading Days preceding such Trading Day. For the purposes of this definition the term “daily dollar trading volume” for any Trading Day shall be determined by multiplying the VWAP by the volume as reported on Bloomberg for such Trading Day. Notwithstanding the foregoing, this Section 3(c) shall not apply in the circumstances contemplated by Section 6 of the Waiver, dated December 14, 2016, by and between Holder and the Company.

4.         Conditions Precedent. This Consent shall become effective upon the date (the “Effective Date”) on which the Company has executed and delivered the Merger Agreement and any and all documents, certificates, instructions, requests, or other instruments required to be delivered thereunder upon signing the Merger Agreement, to

Sellas. This Consent shall automatically be deemed to be rescinded and of no further force and effect if the Merger Agreement shall have not been fully executed and delivered by each of the parties thereto by 7:00 a.m. (Eastern Time) on August 8, 2017.

5.         Conditions Subsequent.

a.

The Company shall cause the Surviving Company (as defined in the Merger Agreement) to execute and deliver a joinder to the Subsidiary Guaranty (but shall not be required to execute a joinder to the Security Agreement) promptly after the Effective Date and in any event no later than the Closing Date (as defined in the Merger Agreement).

b.	The Company shall comply with Section 12 hereof in all respects.

6.         Event of Default. The failure, for any reason, by the Company to comply with any of the conditions subsequent set forth in Section 4 hereof shall constitute an Event of Default under the Debenture immediately upon the occurrence of such failure.

7.         No Modifications. Except as set forth in Section 4, nothing contained in this Consent shall be deemed or construed to amend, supplement or modify the Debenture or any other instrument or agreement executed by the Company in connection therewith (including the Waiver dated December 14, 2016, April 1, 2017, and the Amendment Agreement dated May 1, 2017), all of which shall remain in full force and effect, or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

8.         Representations and Warranties. The Company represents and warrants to the Holder that, as of the date hereof, (i) no Event of Default under the Debenture has occurred or is continuing and (ii) the Company has complied in all material respects with their respective obligations under any and all instruments or agreements executed by the Company in connection with the transactions contemplated by the Debenture.

9.         Successors and Assigns. This Consent shall inure to the benefit of and be binding upon the Company and the Holder, and each of their respective successors and assigns.

10.       Governing Law. This Consent shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Consent and the parties submit to the personal jurisdiction of such courts.

11.       Counterparts. This Consent may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Consent by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Consent electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Consent.

12.       Disclosure. Company confirms that neither it nor any other person or entity acting on its behalf has provided the Holder or its counsel with any information that constitutes or might constitute material, nonpublic information other than concerning the Merger. The Company will disclose the material terms of the Merger Agreement, the Merger and this Consent by not later than 7 a.m. (Eastern Time) on August 8, 2017, or such earlier time as may be required by law, by means of a Current Report on Form 8-K filed with the Securities and Exchange Commission and simultaneous press release. Such Current Report on Form 8-K shall include such press release, the Merger Agreement, and any other material agreement related to the foregoing. The Current Report on Form 8-K shall be subject to the prior review and comment of the Holder. From and after the filing of the Current Report on Form 8-K with the Securities and Exchange Commission, the Company acknowledges and agrees that the Holder shall not be in possession of any material, nonpublic information received from the Company, Sellas or any person acting on their behalf.

13.       Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Debenture.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the date first above written.

Galena Biopharma, Inc., as Company

By /s/ Stephen Ghiglieri

Name: Stephen Ghiglieri
Title: Chief Executive Officer (Interim) and Chief Financial Officer

JGB (Cayman) Newton Ltd., as Holder

By /s/ Brett Cohen

Name: Brett Cohen Title: President

[Signature Page to Consent re: Galena Merger Agreement]